                                                                    Exhibit 99.2

                     EXCHANGEABLE SHARE SUPPORT AGREEMENT

     This AGREEMENT is made the _________ day of __________________________,
2000


BETWEEN:

               INFOSPACE, INC., a corporation incorporated under the laws of Delaware

               ("InfoSpace")

                                    - and -

               INFOSPACE.COM NOVA SCOTIA COMPANY, an unlimited liability company existing under the laws of the Province of Nova Scotia

               ("InfoSpace Nova Scotia")

                                    - and -

               LOCUS HOLDINGS INC., a corporation incorporated under the laws of Canada

               ("Locus Holdings")

               MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada,

               (the "Trustee")

Background:

1. Pursuant to a Share Exchange Agreement dated as of the 3/rd/ day of November, 2000 (the "Share Exchange Agreement"), entered into between
                          ------------------------
     InfoSpace, InfoSpace Nova Scotia, Locus Holdings and Locus Dialogue Inc. ("Locus") and the shareholders of Locus (collectively the "Parties"), the
       -------
     Parties have agreed to the acquisition of control of Locus by InfoSpace.

2. Pursuant to the Share Exchange Agreement, shareholders of Locus will have the option of exchanging their common shares and/or preferred shares, as the case may be, in the capital of Locus ("Locus Common Shares"), for
                                                -------------------
     common shares in the capital of InfoSpace ("InfoSpace Common Shares") or
                                                 -----------------------
     Locus

     Exchangeable Shares in the capital of Locus Holdings (the "Locus
                                                                -----
     Exchangeable Shares") in accordance with the appropriate exchange ratio in
     -------------------
     the Share Exchange Agreement.

3. In accordance with the Share Exchange Agreement, InfoSpace, InfoSpace Nova Scotia and Locus Holdings are hereby entering into this support agreement with a trustee appointed by the holders of such Locus Exchangeable Shares.

4. The Trustee has been appointed and his duties and powers and ancillary matters have been set out in a Voting and Exchange Trust Agreement dated the date hereof.

5. Any statements of fact contained in this Agreement are made by Infospace, InfoSpace Nova Scotia and Locus Holdings and not by the Trustee.

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1  Defined Terms

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions")
                                                            ----------------
attaching to the Locus Exchangeable Shares, a copy of which is attached hereto as Schedule A. "Locus Voting Share" means the one share of special voting
                 ------------------
stock, class B to be issued by InfoSpace and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

1.2  Interpretation Not Affected by Headings

     The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms "this agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3  Number, Gender

     Words in the singular number only shall include the plural and vice versa. Words in one gender shall include all genders.


1.4  Date for any Action

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5  Trustee

     The Trustee shall have the rights, powers and duties set out in, and shall receive the benefit of the protections of Articles 7, 8, 9 and 10 of the Voting and Exchange Trust Agreement and shall be compensated and replaced as provided for therein.

                                   ARTICLE 2

                   COVENANTS OF INFOSPACE AND LOCUS HOLDINGS

2.1  Covenants Regarding Locus Exchangeable Shares

     So long as any Locus Exchangeable Shares not owned by InfoSpace or its Affiliates are outstanding, InfoSpace shall:

     (a)  not declare or pay any dividend on the InfoSpace Common Shares unless
          (i) Locus Holdings shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Locus Exchangeable Shares and (ii) Locus Holdings shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Locus Exchangeable Shares;

     (b) advise Locus Holdings sufficiently in advance of the declaration by InfoSpace of any dividend on InfoSpace Common Shares and take all such other actions as are reasonably necessary, in cooperation with Locus Holdings, to ensure that the respective declaration date, record date and payment date for a dividend on the Locus Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the InfoSpace Common Shares;

     (c) ensure that the record date for any dividend declared on InfoSpace Common Shares is not less than 10 Business Days after the declaration date of such dividend;

     (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Locus Holdings, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Locus Exchangeable Share upon the liquidation, dissolution or winding-up of Locus Holdings, the delivery of a Retraction Request by a holder of Locus Exchangeable Shares or a redemption of Locus Exchangeable Shares by Locus Holdings, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Locus Holdings to cause to be delivered InfoSpace Common Shares to the holders of Locus Exchangeable Shares in accordance with the provisions of Section 5, 6 or 7, as the case may be, of the Share Provisions;

     (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit InfoSpace Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right including without limitation all such actions and all such things as are necessary or desirable to enable and permit InfoSpace Nova Scotia to cause to be delivered InfoSpace Common Shares to the holders of Locus Exchangeable Shares in accordance with the provisions of Section 8, as the case may be, of the Share Provisions; and

     (f) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Locus Holdings nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Locus Holdings.

2.2  Segregation of Funds

     InfoSpace will cause Locus Holdings to deposit a sufficient amount of funds in a separate account of Locus Holdings and segregate a sufficient amount of such other assets and property as is necessary to enable Locus Holdings to pay dividends when due and to pay or otherwise satisfy its respective obligations under Section 5, 6 or 7 of the Share Provisions, as applicable and Locus Holdings will use such funds or other assets exclusively to pay such dividends or satisfy its obligations under Sections 5, 6 or 7 of the Share Provisions.

2.3  Reservation of InfoSpace Common Shares

     InfoSpace hereby represents, warrants and covenants in favour of InfoSpace Nova Scotia, Locus Holdings and the Trustee that InfoSpace has reserved for issuance and will, at all times while any Locus Exchangeable Shares (other than Locus Exchangeable Shares held by InfoSpace or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of InfoSpace Common Shares (or other shares or securities into which InfoSpace Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Locus Exchangeable Shares issued and outstanding from time to time and
(ii) the number of Locus Exchangeable Shares issuable upon the exercise of all rights to acquire Locus Exchangeable Shares outstanding from time to time and
(b) as are now and may hereafter be required to enable and permit InfoSpace to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which InfoSpace may now or hereafter be required to issue InfoSpace Common Shares, to enable and permit InfoSpace Nova Scotia and Locus Holdings to meet its respective obligations hereunder and under the Share Provisions.

2.4  Notification of Certain Events

     In order to assist InfoSpace and to permit InfoSpace Nova Scotia to exercise the Liquidation Call Right, Retraction Call Right and Redemption Call Right, Locus Holdings will notify InfoSpace, InfoSpace Nova Scotia and the Trustee of each of the following events at the time set forth below:

     (a) in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Locus Holdings or to effect any other distribution of the assets of Locus Holdings among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

     (b) promptly, upon the earlier of receipt by Locus Holdings of notice of and Locus Holdings otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Locus Holdings or to effect any other distribution of the assets of Locus Holdings among its shareholders for the purpose of winding up its affairs;

     (c)  immediately, upon receipt by Locus Holdings of a Retraction Request;

     (d) on the same date on which notice of redemption is given to holders of Locus Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

     (e) as soon as practicable upon the issuance by Locus Holdings of any Locus Exchangeable Shares or rights to acquire Locus Exchangeable Shares.

2.5  Delivery of Common Shares to Locus Holdings and InfoSpace Nova Scotia

     Upon notice from Locus Holdings or InfoSpace Nova Scotia of any event that requires Locus Holdings or InfoSpace Nova Scotia to cause to be delivered InfoSpace Common Shares to any holder of Locus Exchangeable Shares, InfoSpace shall forthwith issue and deliver or cause to be delivered to Locus Holdings or InfoSpace Nova Scotia the requisite number of InfoSpace Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Locus Exchangeable Shares, as Locus Holdings or InfoSpace Nova Scotia shall direct. All such InfoSpace Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such InfoSpace Common Share, Locus Holdings or InfoSpace Nova Scotia, as the case may be, shall issue to InfoSpace, or as InfoSpace shall direct, common shares of Locus Holdings or InfoSpace Nova Scotia having equivalent value.

2.6  Qualification of InfoSpace Common Shares

     If any InfoSpace Common Shares (or other shares or securities into which InfoSpace Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by InfoSpace and delivered by InfoSpace at the direction of Locus Holdings or InfoSpace Nova Scotia, if applicable, to the holder of surrendered Locus Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter in Canada and the United States (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of InfoSpace for purposes of United States federal or state securities law), InfoSpace will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such InfoSpace Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. InfoSpace will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all InfoSpace Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding InfoSpace Common Shares (or such other shares or securities) have been listed by InfoSpace and remain listed and are quoted or posted for trading at such time.

2.7  Economic Equivalence

     (a) InfoSpace will not without prior approval of Locus Holdings and the prior approval of the holders of the Locus Exchangeable Shares given in accordance with section 11 of the Share Provisions:

          (i) issue or distribute InfoSpace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire InfoSpace Common Shares) to the holders of all or substantially all of the then outstanding InfoSpace Common Shares by way of stock dividend or other distribution, other than an issue of InfoSpace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire InfoSpace Common Shares) to holders of InfoSpace Common Shares who exercise an option to receive dividends in InfoSpace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire InfoSpace Common Shares) in lieu of receiving cash dividends; or

          (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding InfoSpace Common Shares entitling them to subscribe for or to purchase InfoSpace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire InfoSpace Common Shares); or

          (iii) issue or distribute to the holders of all or substantially all of the then outstanding InfoSpace Common Shares (A) shares or securities of InfoSpace of any class other than InfoSpace Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire InfoSpace Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of InfoSpace or (D) assets of InfoSpace, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Locus Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by InfoSpace in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Share Exchange Agreement.

     (b) InfoSpace will not without the prior approval of Locus Holdings and the prior approval of the holders of the Locus Exchangeable Shares given in accordance with section 11 of the Share Provisions:

          (i) subdivide, redivide or change the then outstanding InfoSpace Common Shares into a greater number of InfoSpace Common Shares; or

          (ii) reduce, combine, consolidate or change the then outstanding InfoSpace Common Shares into a lesser number of InfoSpace Common Shares; or

          (iii) reclassify or otherwise change InfoSpace Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting InfoSpace Common Shares,

          unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Locus Exchangeable Shares.

     (c) InfoSpace will ensure that the record date for any event referred to in section 2.7 (a) or 2.7 (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than ten Business Days after the date on which such event is declared or announced by InfoSpace (with contemporaneous notification thereof by InfoSpace to Locus Holdings).

     (d) The Board of Directors shall determine, in good faith and in its sole discretion acting reasonably, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on InfoSpace. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

          (i) in the case of any stock dividend or other distribution payable in InfoSpace Common Shares, the number of such shares issued in proportion to the number of InfoSpace Common Shares previously outstanding;

          (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase InfoSpace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire InfoSpace Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of an InfoSpace Common Share;

          (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of InfoSpace of any class other than InfoSpace Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of InfoSpace or any assets of InfoSpace), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding InfoSpace Common Share and the current market value (as determined by the Board of Directors in the manner above contemplated) of an InfoSpace Common Share;

          (iv) in the case of any subdivision, redivision or change of the then outstanding InfoSpace Common Shares into a greater number of InfoSpace Common Shares or the reduction, combination, consolidation or change of the then outstanding InfoSpace Common Shares into a lesser number of InfoSpace Common Shares or any amalgamation, merger, reorganization or other transaction affecting InfoSpace Common Shares, the effect thereof upon the then outstanding InfoSpace Common Shares; and

          (v) in all such cases, the general taxation consequences of the relevant event to holders of Locus Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of InfoSpace Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Locus Exchangeable Shares).

          For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the closing bid and ask prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem appropriate, and in its sole discretion, and provided further that any such determination by the Board of Directors shall be conclusive and binding on InfoSpace.

     (e) Locus Holdings agrees that, to the extent required, upon due notice from InfoSpace, Locus Holdings will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Locus Holdings, or subdivisions, redivisions or changes are made to the Locus Exchangeable Shares, in order to implement the required economic equivalent with respect to the InfoSpace Common Shares and Locus Exchangeable Shares as provided for in this section 2.7.

2.8  Tender Offers

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to InfoSpace Common Shares (an "Offer") is proposed by InfoSpace or is proposed to InfoSpace or its
 -----
shareholders and is recommended by the Board of Directors of InfoSpace, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of InfoSpace, and the Locus Exchangeable Shares are not redeemed by Locus Holdings or purchased by InfoSpace Nova Scotia as contemplated by and in compliance with the Share Provisions, InfoSpace will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Locus Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of InfoSpace Common Shares, without discrimination. Without limiting the generality of the foregoing, InfoSpace will use its reasonable efforts expeditiously and in good faith (and shall, in the case of a transaction by InfoSpace or where InfoSpace is a participant in the negotiation thereof) to ensure that holders of Locus Exchangeable Shares may participate in all such Offers without being required to retract Locus Exchangeable Shares as against Locus Holdings (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Locus Holdings under the Share Provisions to redeem (or InfoSpace Nova Scotia to purchase pursuant to the Redemption Right) Locus Exchangeable Shares, as applicable, in the event of an InfoSpace Control Transaction.

2.9  Ownership of Outstanding Shares

     Without the prior approval of Locus Holdings and the prior approval of the holders of the Locus Exchangeable Shares given in accordance with section 11 of the Share Provisions, InfoSpace covenants and agrees in favour of Locus Holdings and the Trustee on behalf of holders of Locus Exchangeable Shares that, as long as any outstanding Locus Exchangeable Shares are owned by any person or entity other than InfoSpace or any of its Affiliates, InfoSpace will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Locus Holdings and InfoSpace Nova Scotia.

2.10 InfoSpace and Affiliates Not to Vote Locus Exchangeable Shares

     InfoSpace covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Locus Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Locus Exchangeable Shares in order to be counted as part of the quorum for each such meeting. InfoSpace further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Locus Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which Locus Holdings may in the future be governed) with respect to any Locus Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Locus Exchangeable Shares.


2.11 Rule 10b-18 Purchases

     For certainty, nothing contained in this Agreement, including without limitation the obligations of InfoSpace contained in section 2.8 hereof, shall limit the ability of InfoSpace or Locus Holdings to make a "Rule 10b-18 Purchase" of InfoSpace Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

2.12 Locus Voting Shares

     During the term of this Agreement, InfoSpace will not issue any additional Locus Voting Shares and will not amend, alter, change or repeal the terms of the Locus Voting Shares without the prior approval of the holders of Locus Exchangeable Shares in accordance with section 11 of the Share Provisions.

2.13 Annual Compliance Certificate

     The Trustee shall deliver to InfoSpace annually on the anniversary date of this agreement, and at any other reasonable time if the Trustee so requires, and InfoSpace shall execute and deliver to the Trustee within 60 days of receipt, a certificate stating that InfoSpace has complied with all the covenants, conditions and requirements contained in this agreement or, if InfoSpace has not complied with all such covenants, conditions or requirements, giving particulars as to each non-compliance and the action, if any, InfoSpace proposes to take with respect thereto.

                                   ARTICLE 3

                              INFOSPACE SUCCESSORS

3.1  Certain Requirements in Respect of Combination, etc.

     InfoSpace shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a)  such other person or continuing corporation (the "InfoSpace
                                                            ---------
          Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the InfoSpace Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such InfoSpace Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of InfoSpace under this Agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2  Vesting of Powers in Successor

     Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon InfoSpace Successor shall possess and from time to time may exercise each and every right and power of InfoSpace under this Agreement in the name of InfoSpace or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of InfoSpace or any officers of InfoSpace may be done and performed with like force and effect by the directors or officers of such InfoSpace Successor.

3.3  Wholly-Owned Subsidiaries

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of InfoSpace, except for Locus Holdings, with or into InfoSpace or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of InfoSpace, except for Locus Holdings, provided that all of the assets of such subsidiary are transferred to InfoSpace or another wholly-owned direct or indirect subsidiary of InfoSpace and any such transactions are expressly permitted by this Article 3.

                                   ARTICLE 4

                                    GENERAL
4.1  Term

     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Locus Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Locus Exchangeable Shares) are held by any person or entity other than InfoSpace and any of its Affiliates.

4.2  Changes in Capital of InfoSpace and Locus Holdings

     At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either InfoSpace Common Shares or the Locus Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, with the appropriate changes, to all new securities into which InfoSpace Common Shares or the Locus Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  Severability

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4  Amendments, Modifications

     This Agreement may not be amended or modified except by an agreement in writing executed by Locus Holdings, InfoSpace Nova Scotia, the Trustee and InfoSpace.

4.5  Assignment by Trustee

     Notwithstanding Section 4.4, the parties acknowledge and agree, and any beneficiaries hereunder are hereby deemed to have acknowledged and agreed that:

     (a) effective June 30, 2000, Computer Investor Services Inc. ("Computershare"), purchased the Corporate Trust business of the
            -------------
          Trustee; and

     (b) the Trustee may, without the consent of any other party, assign all its rights and duties under this Agreement, and under any ancillary agreements executed in connection herewith, to such federal trust company as may result from Computershare being continued as a trust company pursuant to the terms of the Trust and Loan Companies Act (Canada). Notice of any such assignment shall be given by the Trustee or its successor to each of the parties hereto, provided that, such assignment shall be effective whether or not such notice is given and without the approval of the parties hereto.

4.6  Ministerial Amendments

     Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the Trustee or the holders of the Locus Exchangeable Shares, provided that notice is given to the Trustee following any amendment or modification, amend or modify this Agreement for the purposes of:

     (a) adding to the covenants of Locus Holdings, InfoSpace Nova Scotia or InfoSpace provided that the Board of Directors of each of Locus Holdings, InfoSpace Nova Scotia and InfoSpace shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Locus Exchangeable Shares, or the Trustee;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Locus Holdings, InfoSpace Nova Scotia and InfoSpace, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Locus Exchangeable Shares, or the Trustee; or

     (c) making such changes or corrections which, on the advice of counsel to Locus Holdings, InfoSpace Nova Scotia and InfoSpace, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Locus Holdings, InfoSpace Nova Scotia and InfoSpace shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Locus Exchangeable Shares, or the Trustee.

4.7  Meeting to Consider Amendments

     Locus Holdings, at the request of InfoSpace, shall call a meeting or meetings of the holders of the Locus Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Locus Holdings, the Share Provisions and all applicable laws.

4.8  Enurement

     This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9  Notices to Parties

     All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

     (a)  if to InfoSpace, Locus Holdings or InfoSpace Nova Scotia:

          InfoSpace, Inc.
          601 108/th/ Avenue N.E.
          Suite 1200
          Bellevue, Washington 98004
          U.S.A.

          Attention: John Hall, Esq.

          Telephone No.: (425) 201-8652
          Facsimile No.: (425) 201-6167

          With a copy to:

          Wilson Sonsini Goodrich & Rosati, Professional Corporation 5300 Carillon Point
          Kirkland, Washington 98033-7356

          Attention: Richard J. Steele, Esq.
                     Richard C. Sohn, Esq.

          Telephone No.: (425) 576-5800
          Facsimile No.: (425) 576-5899

          And a copy to:

          Fasken Martineau DuMoulin LLP
          Suite 4200

          Toronto Dominion Bank Tower
          P.O. Box 20, Toronto-Dominion Centre
          Toronto, Ontario M5K 1N6

          Attention: C. Ian Kyer, Esq.

          Telephone No.: (416) 366-8381
          Facsimile No.: (416) 364-7813

     (b)  if to the Trustee:

          Montreal Trust Company of Canada
          Corporate Trust Services
          100 University Avenue
          12/th/ Floor
          Toronto, Ontario
          M5J 1Y1

          Attention: Emilia Casado, Esq.

          Telephone No.: (416) 263-9313
          Facsimile No.: (416) 981-9777

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10 Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11 Jurisdiction

     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12 Attornment

     Each of InfoSpace, InfoSpace Nova Scotia, Locus Holdings and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction. InfoSpace and InfoSpace Nova Scotia hereby appoint Locus Holdings at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                INFOSPACE, INC.


                                By:____________________________
                                Name:
                                Title:



                                INFOSPACE.COM NOVA SCOTIA COMPANY


                                By:____________________________
                                Name:
                                Title:



                                LOCUS HOLDINGS INC.


                                By:____________________________
                                Name:
                                Title:



                                MONTREAL TRUST COMPANY OF CANADA


                                By:____________________________
                                Name:
                                Title:



                                By:____________________________
                                Name:
                                Title: